Exhibit 23.2

Consent of Independent Registered Public Accounting Firm

We consent to the incorporation by reference in the Registration Statement (Form S-8 No. 333-000000) pertaining to the Arthur J. Gallagher & Co. Employee Stock Purchase Plan of our reports, dated February 12, 2015, with respect to the consolidated financial statements and schedule of Arthur J. Gallagher & Co., and the effectiveness of internal control over financial reporting of Arthur J. Gallagher & Co., included in its Annual Report (Form 10-K) for the year ended December 31, 2014, filed with the Securities and Exchange Commission.

/s/ Ernst & Young LLP
Ernst & Young LLP

Chicago, Illinois

June 15, 2015